EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gerry Keir (808) 525-7086
gerry.keir@fhwn.com

BANCWEST’S QUARTERLY EARNINGS UP 12% TO $114.6 MILLION;

2003 NET INCOME IS $436.6 MILLION, A 20.8% INCREASE

     (Honolulu, Hawaii, January 14, 2004) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $114.6 million for the fourth quarter of 2003, up 12.0% from the same quarter of 2002. For the full year of 2003, net income was $436.6 million, up 20.8% from 2002.

     “This was our fifth straight record earnings year for BancWest, achieved through continued organic growth at Bank of the West and First Hawaiian Bank, and a full year’s earnings contribution from the 2002 acquisition of United California Bank. Net income grew steadily each quarter in 2003,” said Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer.

     “We had very strong growth in consumer lending at both subsidiary banks,” added Don J. McGrath, President and Chief Operating Officer of BancWest and President and Chief Executive Officer of Bank of the West. “And the company’s year-end ratio of nonperforming assets to total loans and leases is at its lowest level in more than a decade.”

     Highlights of fourth-quarter financial results:

     Assets, loans, deposits. BancWest had total assets of $38.4 billion at December 31, 2003, up 10.4% from a year earlier. Loans and leases totaled $25.7 billion, up 6.5% from the prior year. Deposits were $26.4 billion, up 7.5%.

     Credit quality. BancWest’s nonperforming assets were reduced to 0.59% of loans, leases and foreclosed properties at December 31, 2003, an improvement from 0.71% at September 30, 2003 and

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BancWest’s Quarterly Earnings Up 12% to $114.6 Million;
2003 Net Income Is $436.6 Million, A 20.8% Increase

1.02% at December 31, 2002. Annualized net charge-offs for the quarter were 0.22% of average loans and leases, down from 0.49% in the fourth quarter of 2002.

     Loan loss reserve. BancWest’s allowance for credit losses was 1.52% of total loans and leases at December 31, 2003, compared to 1.54% at September 30, 2003 and 1.59% at December 31, 2002.

     Net interest income for the quarter was $330.5 million — up 1.0% from the fourth quarter of 2002, due to 10.9% growth in average earning assets, partially offset by a lower net interest margin for the quarter. Net interest margin was down to 4.18% compared with 4.59% for the same quarter a year ago.

     Noninterest income, at $92.3 million, increased 2.9% from the fourth quarter of 2002. For the full year of 2003, noninterest income was $387.3 million, up 16.5%.

     Noninterest expense, at $219.4 million for the fourth quarter of 2003, was essentially unchanged from the fourth quarter of 2002 adjusted for restructuring and integration costs as the expense synergies anticipated in the United California Bank acquisition were achieved.

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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $38.4 billion. It is a wholly owned subsidiary of Paris-based BNP Paribas. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (295 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).

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